Exhibit 4.5

Execution Version

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND APPLICABLE LAWS.

Warrant No. 2020-1	Number of Shares: 1,195,652

(subject to adjustment)

Date of Issuance: May 14, 2020

RAPID MICRO BIOSYSTEMS, INC.

PREFERRED STOCK PURCHASE WARRANT
(as amended and restated)

Rapid Micro Biosystems, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Kennedy Lewis Capital Partners Master Fund II LP and its Affiliates (collectively, “KLIM”) and/or any of their respective assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth in this agreement (this “Agreement”), to purchase from the Company, in whole or in part, at any time and from time to time on or after the Date of Issuance and prior to the expiration hereof, 1,195,652 shares of Series C1 Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), at an exercise price of $1.15 per share. The shares of Preferred Stock purchasable upon exercise of this warrant issued to the Registered Holder (this “Warrant”) and the exercise price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Exercise Price,” respectively. “Affiliates” shall mean, as applied to any person, any other person who controls, is controlled by, or is under common control with, such person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a person, whether through the ownership of equity, by contract, or otherwise. “Common Stock” shall mean the Company’s common stock, par value $0.01 and “Convertible Common Stock” shall mean the shares of Common Stock issuable upon the conversion of the Warrant Shares into shares of Common Stock on the terms set forth in the Seventh Amended and Restated Certificate of Incorporation of the Company (as amended, amended and restated, or otherwise modified from time to time, the “Charter”). The Company and KLIM acknowledge and agree that this Warrant amends and restates in its entirety and replaces that certain Preferred Stock Purchase Warrant originally issued by the Company to KLIM on May 14, 2020.

1.            Exercise.

(a)            This Warrant may be exercised, in whole or in part at any time and from time to time, by the Registered Holder by surrendering this Warrant, along with the purchase form appended hereto as Exhibit A duly executed and completed by the Registered Holder or by the Registered Holder’s duly authorized representative, at the principal office of the Company, or at such other office or agency as the Company may designate by notice in writing to the Registered Holder, accompanied by either (i) cash or certified cashier’s check payable to the Company (or wire transfer of immediately available funds), in lawful money of the United States, of the Exercise Price payable in respect of the number of Warrant Shares purchased upon such exercise (the “Aggregate Exercise Price”); or (ii) a written notice to the Company that the Registered Holder is exercising this Warrant on a “cashless” exercise basis by authorizing the Company to withhold from issuance a number of shares of Preferred Stock issuable upon such exercise of the Warrant which, when multiplied by the Fair Market Value of the Preferred Stock (or Common Stock, as applicable), is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

(b)            Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above (the “Exercise Date”), and the party entitled to receive the Preferred Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such Preferred Stock (or, if the Registered Holder elects to immediately convert the Warrant Shares into shares of Convertible Common Stock, the holder of record of such shares of Convertible Common Stock) as of the close of business on such date.

(c)           Within three (3) business days after the date of exercise of this Warrant, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 4 hereof; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involving the issuance and delivery of any such certificate upon exercise in a name other than that of the Registered Holder. Notwithstanding the foregoing, the Registered Holder shall be solely responsible for any income taxes payable and arising from the issuance or exercise of this Warrant, or any ad valorem property or intangible tax assessed against the Registered Holder.

(d)        The Company shall assist and cooperate with any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company, which shall be at the Company’s sole cost and expense).

(e)            Notwithstanding any other provision of this Warrant, if the exercise of all or any portion of this Warrant is to be made in connection with an IPO (as defined below), Change of Control (as defined below), or any other transaction or event, such exercise may, at the election of the Registered Holder, be conditioned upon consummation of such transaction or event and in which case such exercise shall not be deemed effective until the consummation of such transaction or event.

2.          Adjustments. The Exercise Price and number of Warrant Shares purchasable hereunder (and as a result the number of shares of the Convertible Common Stock issuable hereunder in lieu of Warrant Shares) shall be subject to adjustment from time to time as provided in this Section 2.

(a)            Adjustment for Reclassification, Exchange and Substitution. If the Company shall at any time on or after the date on which this Warrant was first issued to the Registered Holder (the “Original Issue Date”), while this Warrant remains outstanding in whole or in part, by reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change, and the Exercise Price shall be appropriately adjusted, subject to further adjustment as provided in this Section 2. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)           Adjustment for Stock Splits and Combinations. If the Company shall at any time on or after the Original Issue Date, while this Warrant remains outstanding in whole or in part, (i) split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, or (ii) issue additional securities as a dividend with respect to any shares of its Preferred Stock, the number of shares of Preferred Stock subject hereto shall be proportionately adjusted and the Exercise Price, in the case of a split or subdivision, shall be proportionately decreased and, in the case of a combination or issuance of dividends, shall be proportionately increased, such that this Warrant shall represent the right to acquire the same number of shares of Preferred Stock (or, for the avoidance of doubt, if elected by the Registered Holder, the same number of shares of Convertible Common Stock) as would have been issuable immediately prior to such part, split, subdivision, combination, or issuance of dividends, without any increase in the amount of consideration paid therefor.

(c)             Conversion Rate. Without duplication of any adjustment otherwise provided for in this Section 2, any events or circumstances that result in an adjustment to (i) the Series C1 Conversion Price (as defined in the Charter) of the Preferred Stock or (ii) the number of shares of Convertible Common Stock, in each case as provided for in Article Fourth, Part B, Section 4 of the Charter, shall be given effect upon the exercise of this Warrant as if the Warrant Shares were issued and outstanding on and as of the date of any such required adjustment.

(d)             Conversion of Preferred Stock. In the event that all outstanding shares of Preferred Stock are converted to Common Stock, or any other security, in accordance with the terms of the Charter in connection with the Company’s first underwritten public offering pursuant to an effective registration statement under the Act (an “IPO”), Change of Control, or other event, this Warrant shall automatically become exercisable for Common Stock or such other security.

(e)             Certificates as to Adjustments.

(i)            Upon the occurrence of each adjustment or readjustment of the Exercise Price and number of Warrant Shares pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and promptly furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment or readjustment is based, and shall cause a copy of such certificate to be sent by electronic mail or mailed (by first-class mail, postage prepaid) to the Registered Holder in accordance with the notice provisions of Section 13 hereof.

(ii)            The Company shall, upon the written request at any time of the Registered Holder, promptly furnish or cause to be furnished to the Registered Holder a certificate setting forth (A) the Exercise Price then in effect and (B) the number of shares of Preferred Stock, Convertible Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant and any rights under the Preferred Stock, and shall cause a copy of such certificate to be distributed to the Registered Holder.

3.            Treatment of Warrant Upon a Change of Control. The Company shall give the Registered Holder written notice at least ten (10) business days prior to the closing of a Change of Control. In such event, notwithstanding any other provision of this Warrant to the contrary, the Company may terminate this Warrant in exchange for issuing to the Registered Holder substitute rights (which may be provided in the purchase or merger agreement governing the Change of Control or in a separate instrument) to receive the net economic benefits of this Warrant. Such net economic benefits shall be determined by deducting the aggregate exercise price of this Warrant from the aggregate proceeds which would be payable on account of the Warrant Shares (or, if elected by the Registered Holder, the Convertible Common Stock), including any post-closing payments or adjustments to the consideration received by the Company or its stockholders, as if this Warrant and/or any of the rights under the Preferred Stock had been fully exercised by the Registered Holder immediately before the Change of Control (but without requiring such exercise). Such substitute rights shall provide the Registered Holder the right to receive such net economic benefits when and as the correlative proceeds in excess of the aggregate exercise price would become payable on account of the Warrant Shares (or, if elected by the Registered Holder, the Convertible Common Stock). For the avoidance of doubt (i) to the extent the consideration to be provided in the Change of Control is a security that is not listed on a national securities exchange, the Registered Holder shall be entitled to elect to receive either (1) cash in an amount equal to the Fair Market Value of the net economic benefits of this Warrant or (2) an amount of such securities having deal value equal to the net economic benefit of this Warrant and (ii) at any time prior to the Change of Control, the Registered Holder may exercise this Warrant in accordance with the terms hereof, in which case such Registered Holder shall be entitled to receive any consideration to be received by holders of Preferred Stock (or Convertible Common Stock if elected by the Registered Holder).

4.           Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the fair market value (“Fair Market Value”) per share of Preferred Stock (or Common Stock, as applicable), such Fair Market Value to be determined as follows:

(a)            If traded on a national securities exchange or through the Nasdaq Capital Market, the Fair Market Value shall be deemed to be the average of the closing prices of the securities on such exchanges over the thirty (30) day period ending three (3) days prior to the closing. If actively traded over the counter, the value shall be deemed to be the average of the closing bid or sales prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing;

(b)          In the event that this Warrant is exercised in connection with the IPO, the Fair Market Value shall be the per share offering price to the public of the IPO; or

(c)          If at any time such security is not listed on any national securities exchange or the Nasdaq Capital Market or quoted in the over-the-counter markets, and this Warrant is not being exercised in connection with the IPO, the Fair Market Value shall be the fair value thereof, as determined jointly and in good faith by the Company’s Board of Directors and the Registered Holder of the Warrants then remaining outstanding. If such parties are unable to reach agreement on such fair value within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly and in good faith selected by the Company’s Board of Directors and the Registered Holder of the Warrants then remaining outstanding. The determination of the appraiser shall be final and binding upon the parties and the Company shall pay the fees and expenses of such appraiser.

5.            Requirements for Transfer.

(a)          This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act or (ii) such sale or transfer is exempt from the registration requirements of the Act. A transferring Registered Holder will cause any proposed transferee of this Warrant to agree to take and hold this Warrant subject to the provisions of and upon the conditions specified in this Warrant.

(b)          Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO AN EXEMPTION THEREFROM, OR EXCEPTION THERETO, AND IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as all of the applicable conditions of Rule 144 (then in effect) are met (other than the information requirements thereof, which shall be the responsibility of the Company to maintain and make available to prospective investors).

6.           No Impairment. The Company will not, by amendment of the Charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Preferred Stock or Convertible Common Stock obtainable upon the exercise of this Warrant or any of the rights under the Preferred Stock and (b) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Preferred Stock upon the exercise of this Warrant and Convertible Common Stock upon the exercise of any rights under the Preferred Stock.

7.            Notices of Record Date, etc. In the event:

(a)           the Company shall propose at any time to (i) declare any dividend or other distribution upon the outstanding shares of Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) or (ii) grant to the holders of Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) any right to subscribe for or purchase any shares of stock of any class or any other securities (other than pursuant to contractual right held by such holders), or to receive any other right; or

(b)            any sale, license, or other disposition of all or substantially all of the Company’s assets (including intellectual property) (a “Sale”), or any reorganization, consolidation, merger, sale of the voting securities of the Company or other transaction or series of related transactions where the holders of the Company’s securities before the transaction or series of related transactions beneficially own less than forty-nine percent (49%) of the outstanding voting securities of, or economic interests in, the surviving entity after the transaction or series of related transactions (an “Acquisition” and together with a Sale, a “Change of Control”);

(c)            the Company proposes to file a registration statement in connection with an IPO;

(d)            of any capital reorganization of the Company or any reclassification of the Company’s capital stock; or

(e)            of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be distributed to the Registered Holder at least seven (7) days prior to the record date specified therein (or such shorter period approved by the Registered Holder) and at least seven (7) days prior to the effective date of such event specified in clause (b) or (c) hereof a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Change of Control, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Preferred Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Preferred Stock (or such other stock or securities) for securities or other property deliverable upon such Change of Control, dissolution, liquidation or winding-up. Nothing herein shall prohibit the Registered Holder from exercising this Warrant during the seven (7) day period commencing on the date of such notice.

8.          Reservation of Stock. The Company covenants that, for as long as this Warrant remains outstanding, the Company will at all times (a) reserve and keep available, from its authorized and unissued Preferred Stock solely for issuance and delivery upon the exercise of this Warrant and free of preemptive rights, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant, (b) from time to time, take all steps necessary to increase the authorized number of shares of its Preferred Stock if at any time the authorized number of shares of Preferred Stock remaining unissued is insufficient to permit the exercise of this Warrant, (c) reserve from its authorized and unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the Convertible Common Stock and (iv) take all steps necessary to increase the number of shares of Common Stock to provide sufficient reserves of shares of Convertible Common Stock.

9.             Issuance Upon Exercise. All shares of Preferred Stock and Convertible Common Stock issuable upon exercise of this Warrant or any rights under the Preferred Stock, as applicable, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under any agreement between the Registered Holder and the Company and under applicable state and federal securities laws, and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company shall take all such actions as may be necessary to ensure that all such shares of Preferred Stock and Convertible Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Preferred Stock or Convertible Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

10.          Exchange of Warrants. Upon the surrender by the Registered Holder to the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder may direct (in which case such transferee shall become a Registered Holder), calling in the aggregate on the face or faces thereof for the number of shares of Preferred Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant, in each case as the Registered Holder may direct.

11.            Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of a Registered Holder shall be satisfactory) of the ownership and loss, theft, destruction or mutilation of any certificate evidencing this Warrant and in the case of loss, theft or destruction, upon delivery of an unsecured indemnity agreement of the Registered Holder, or in the case of mutilation, upon surrender and cancellation of such certificate, the Company shall, at its expense, execute and deliver in lieu of such certificate, a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

12.             Transfers, etc.

(a)            The Company shall keep and properly maintain a register (the “Warrant Register”) at its principal executive office containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its or his address as shown on the warrant register by written notice to the Company requesting such change.

(b)           Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal executive office of the Company.

(c)            Until any transfer of this Warrant is made in the Warrant Register, the Company may treat the Registered Holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

(d)             The Company shall not close its books against the transfer of this Warrant or any share of Preferred Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to ensure that the par value per share of the unissued Preferred Stock acquirable upon exercisable of this Warrant is at all times equal to or less than the Exercise Price then in effect.

13.          Distributing of Notices, etc. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by electronic mail and (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, and shall in all cases be accompanied by an electronic mail notice. All notices not delivered personally, by facsimile or by electronic mail will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

If to a Registered Holder:

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND II LP

80 Broad Street

22nd Floor

New York, NY 10004

Attention: Richard Gumer

Email: [XXX]

With a copy to (which does not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Phone: 212-872-1000

Attn: Daniel Fisher

Email: [XXX]

If to the Company:

RAPID MICRO BIOSYSTEMS, INC.

1001 Pawtucket Blvd. West

Lowell, MA 01854

Attn: Chief Financial Officer

Email: [XXX]

With a copy to (which does not constitute notice):

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

Phone: 617-948-6083

Attn: Stephen W. Ranere

Email: [XXX]

Any party hereto (and such party’s permitted assigns) may change such party’s address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

14.            No Rights or Liabilities as Stockholder; Lock-Up Agreement.

(a)            Other than as otherwise provided in this Warrant, prior to exercise of this Warrant, the Registered Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon, exercise preemptive rights, be notified of stockholder meetings, or be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

(b)             In the event (i) (x) the Company effects a split of the Common Stock or Preferred Stock by means of a stock dividend and (y) the Exercise Price of the Warrants and the number of any of the securities as to which purchase rights under this Warrant exist are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, then the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to any shares of the securities as to which purchase rights under this Warrant or the Preferred stock, as applicable, exist and are or could be acquired upon the exercise of this Warrant and the exercise of any rights under the Preferred Stock, as applicable, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)            The Registered Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, but only to the extent required by any FINRA rules, for an additional period of up to thirty-four (34) days if the Company issues or proposes to issue an earnings or other public release within thirty-four (34) days of the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 14(c) shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Registered Holder only if all officers, directors and stockholders who individually own more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding shares of the Company’s preferred stock) are subject to the same restrictions. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to the Registered Holder, based on the number of shares subject to such agreements. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 14(c) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Registered Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 14(c) or that are necessary to give further effect thereto.

15.            Amendment or Waiver; Expiration. Any term of this Warrant may be amended or waived upon the written consent of the Company, on the one hand, and KLIM, on the other hand. Unless earlier exercised in full or terminated in accordance with the terms hereof, this Warrant shall automatically expire and be of no further force or effect on the tenth anniversary of the Date of Issuance.

16.            Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Registered Holder and its assigns, and shall be binding upon any entity succeeding to the Company by consolidation, merger or acquisition of all or substantially all of the Company’s assets. The Company may not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Registered Holder. The Registered Holder may assign this Warrant without the Company’s prior written consent.

17.            Remedies. In the event of a breach by either party of any of its obligations under this Warrant, the non-breaching party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. Each party agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of its breach of any of the provisions of this Warrant and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

18.            Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

19.         Counterparts. This Warrant may be executed and delivered by facsimile or portable document format (.pdf) and may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

20.             Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Warrant, as applied to any party or to any circumstance, is adjudged by a court, governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties agree that the court, governmental body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

21.            Titles and Subtitles. The article and section headings contained in this Warrant are inserted for convenience only and will not affect in any way the meaning or interpretation of this Warrant.

22.           Third Parties. Nothing in this Warrant, express or implied, is intended to confer upon any person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Warrant.

23.            Governing Law and Jurisdiction. This Warrant and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law principles.

24.            Representations and Warranties of the Company. The Company hereby represents and warrants to the Registered Holder that (i) it has the corporate power and authority to execute this Agreement and consummate the transactions contemplated by this Agreement, (ii) there are no statutory or contractual stockholders’ preemptive rights or rights of refusal with respect to the issuance of any Warrants that have not been satisfied or waived and (iii) the execution and delivery by the Company of this Agreement and the issuance of the shares of Preferred Stock upon exercise of any Warrant and the Convertible Common Stock do not and shall not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (D) result in a violation of, or (E) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Company’s governing documents or any law in effect as of the date hereof to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject as of the date hereof, except for any such authorization, consent, approval, notice or exemption required under applicable securities laws.

25.            Representations and Warranties of the Holder. The Registered Holder represents and warrants to the Company as follows:

(a)            This Warrant and the Warrant Shares to be acquired upon exercise of this Warrant by the Registered Holder will be acquired for investment for the Registered Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.

(b)            The Registered Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Registered Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Registered Holder or to which the Registered Holder has access.

(c)            The Registered Holder understands that the acquisition of this Warrant and its underlying securities involves substantial risk. The Registered Holder has experience as an investor in securities of companies of a similar size and stage of development as the Company and acknowledges that the Registered Holder can bear the economic risk of such Registered Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Registered Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Registered Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d)             The Registered Holder is an “accredited investor” as such term is defined under Rule 501 of Regulation D promulgated under the Act.

(e)           The Registered Holder understands that this Warrant and the Warrant Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Registered Holder’s investment intent as expressed herein. The Registered Holder understands that this Warrant and the Warrant Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the Date of Issuance.

/s/ Robert Spignesi
Name:	Robert Spignesi
Title:	President and Chief Executive Officer

[Signature Page to Series C1 Warrant Agreement]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the Date of Issuance.

REGISTERED HOLDER: KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND II LP

By: KENNEDY LEWIS GP II, LLC, its general partner

By: /s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

[Signature Page to Series C1 Warrant Agreement]

EXHIBIT A

PURCHASE FORM

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby irrevocably elects to purchase _____ shares of the Preferred Stock covered by such Warrant.

The undersigned herewith makes payment of the full exercise price for such shares at the price per share provided for in such Warrant.

By its execution below and for the benefit of the Company, the undersigned hereby restates each of the representations and warranties in Section 25 of such Warrant as of the date hereof.

[	]

Name:
Title:

Address:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of shares of Preferred Stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:

[	]

Name:
Title: